Exhibit 99.1

News Release
For Release at 10:00 a.m.
June 30, 2006

Contact:	Michael C. Crapps, President & Chief Executive Officer
Joseph G. Sawyer, Senior Vice President & Chief Financial Officer
(803) 951-2265

First Community Corporation Announces Stock Repurchase Program

Lexington, S.C. June 30, 2006 - First Community Corporation (Nasdaq Small Cap: FCCO), holding company for First Community Bank, announced today that the Board of Directors has approved a plan to repurchase, on the open market, up to 150,000 shares (approximately 4.5%) of the issued and outstanding shares of First Community Corporation common stock.

The repurchase program is designed to improve the company's return on equity and earnings per share and should provide an additional outlet for shareholders interested in selling their shares. Repurchases will be made on the open market through one or more of the company's market makers and will be structured to conform to the safe harbor provisions of the Securities and Exchange Commission rule 10b-18 which contains restrictions related to the price, timing and volume of repurchases. The price, timing and volume of purchases under the stock repurchase plan will be at the discretion of management and the plan may be discontinued, suspended or restarted at any time depending on current facts and circumstances. The company can accept or reject any specific shares offered based upon market conditions and any other relevant consideration at that time. Quarterly activity under the repurchase plan will be disclosed in the company's quarterly and annual reports filed with the U.S. Securities and Exchange Commission.

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank has twelve full service banking offices located in Lexington, Richland, Newberry and Kershaw counties.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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